NEWS RELEASE                                           [KCS ENERGY, INC. LOGO]
------------------------------------------------------------------------------

AT THE COMPANY:              AT THE FINANCIAL RELATIONS BOARD:
---------------              ---------------------------------
Henry A. Jurand, VP & CFO    For General Info: Marianne Stewart (212) 661-8030
                             For Analyst Info: Christina Howard (212) 661-8030
                             For Media Info:   Judith Sylk-Siegel (212) 661-8030

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 25, 1996


           KCS ENERGY, INC. ANNOUNCES UNFAVORABLE TEXAS JURY VERDICT

Edison, NJ, November 25, 1996 -- KCS Energy, Inc. (NYSE:KCS) today announced it received the verdict of the jury in a civil trial concluded Friday, November 23, 1996, in the District Court of Zapata, County Texas in its previously disclosed litigation with Tennessee Gas Pipeline Company ("TGT") concerning the alleged enrichment by KCS of natural gas produced from Company-operated wells in the Bob West Field and sold to TGT. The alleged enrichment occurred during the period from November 1993 to November 1994.

        In its verdict, the jury awarded TGT $143.2 million including approximately $114 million for punitive damages.

        KCS President and Chief Executive Officer, James W. Christmas said, "We are shocked and very disappointed with the jury's verdict on this matter and plan to file a motion to have the verdict set aside and, if necessary, to file a motion for a new trial. If these motions are denied, we plan to file an appeal with the Texas Court of Appeals and post the necessary supersedeas bond. We believe that the jury's verdict was not supported by the facts and is inconsistent with applicable law. We believe we acted fully within our rights under the contract and that our gas met contract specifications."

        The jury's verdict in no way affects current or future sales of gas from Company-operated and non-operated wells covered by the contract with TGT, which runs through January 1999, and only sales made from Company-operated wells during the period in question are affected. The terms of the contract were upheld in previous judicial rulings favoring KCS.

        "As a result of the jury's verdict, the previously announced public offering of common stock and the pending acquisition of the oil and gas operations of MidAmerican Energy Company will be delayed and may possibly be terminated," said Mr. Christmas.

        KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The Company also operates natural gas transportation and marketing businesses.

                                      ###

                     379 Thornall Street, Edison, NJ 08837